UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 12, 2025

HOLLEY INC.
(Exact name of registrant as specified in its charter)

Delaware	001-39599	87-1727560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2445 Nashville Road, Suite B1, Bowling Green, KY	42101
(Address of principal executive offices)	(Zip Code)
(270) 782-2900
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	HLLY	New York Stock Exchange
Warrants, each exercisable for one share of common stock at an exercise price of $11.50 per share	HLLY WS	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
One-Time Grant of Equity Awards
    On August 12, 2025 (the “Grant Date”), the Compensation and Talent Committee (the “Committee”) of the Board of Directors of Holley Inc. (the “Company”) approved one-time grants of restricted stock units (“RSUs”) to each of Matthew Stevenson, President and Chief Executive Officer of the Company, Jesse Weaver, Chief Financial Officer of the Company, and Carly Kennedy, Executive Vice President, General Counsel and Corporate Secretary of the Company (each, an “Officer” and collectively, the “Officers”), pursuant to the Company’s 2021 Omnibus Incentive Plan (the “Plan”) and the applicable RSU grant agreements, each dated as of the Grant Date. Also on the Grant Date, the Committee approved a one-time grant of performance stock units (“PSUs”) to Mr. Stevenson pursuant to the Plan and the PSU grant agreement (the “PSU Grant Agreement”), dated as of the Grant Date. On the Grant Date, Mr. Stevenson was granted 433,034 RSUs and 433,034 PSUs, Mr. Weaver was granted 247,448 RSUs and Ms. Kennedy was granted 123,724 RSUs.
The RSUs will vest in three equal installments, with one-third (1/3) vesting on each of the first, second and third anniversaries of the Grant Date, subject to the Officer’s continued employment through each vesting date. In addition, in the event of a Change in Control (as such term is defined in the Plan (as may be amended, restated or otherwise modified from time to time)), all unvested RSUs will immediately vest and will be cancelled in exchange for a payment or distribution to the Officer based on the per-share consideration paid for the Company’s common stock in connection with such Change in Control.
    The PSUs will vest based on the achievement of a specified Company Stock Price Target (as defined in the PSU Grant Agreement) of $4.00 during the Performance Period (as such term is defined in the PSU Grant Agreement). The tranche of PSUs will vest if the applicable Company Stock Price Target is attained on each trading day for a period of twenty (20) consecutive trading days during the Performance Period, subject to continued employment through the vesting date. Additionally, upon a Change in Control during the Performance Period, all PSUs that have not previously been forfeited will immediately vest if, and to the extent that, the applicable Company Stock Price Target for the tranche has been attained or exceeded as of the date of such Change in Control.
Change in Control Severance Letter Agreements
On August 12, 2025, the Company entered into Change in Control Severance Letter Agreements with Mr. Weaver and Ms. Kennedy, effective as of August 12, 2025 (each, an “Agreement” and collectively, the “Agreements”).
    Pursuant to the terms of the Agreements, in the event that the Officer incurs a termination of employment that would entitle him or her to continued payment of base salary as severance pursuant to the terms of his or her existing employment agreement during the Change in Control Period, and subject to satisfaction of all requirements pursuant to the employment agreement to receive such continued payments of base salary, the period for which the Officer is entitled to receive continued payments of base salary shall be increased from six (6) months to twelve (12) months. The “Change in Control Period” means the three (3) month period prior to or the twelve (12) month period following a Change in Control.
The foregoing description of the Agreements do not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreements attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Change in Control Severance Letter Agreement, effective August 12, 2025, by and between the Company and Jesse Weaver.
10.2	Change in Control Severance Letter Agreement, effective August 12, 2025, by and between the Company and Carly Kennedy.
10.3	Form of RSU Grant Agreement
10.4	Form of PSU Grant Agreement
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOLLEY INC.

	By:	/s/ Jesse Weaver
Name: Jesse Weaver
Date: August 14, 2025		Title: Chief Financial Officer